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SULLIVAN & CROMWELL

Telephone (213) 955-8000                                 444 South Flower Street
Facsimile (213) 683-0457                      Los Angeles, California 90071-2901
                                                                250 Park Avenue
                                                         New York,NY 10177-0021
                                                         -----------
                                           125 Broad Street, New York 10004-2498
                       1701 Pennsylvania Ave., N.W., Washington, D.C. 20006-5805
                                                   8, Place Vendome, 75001 Paris
                          St. Olave's House, 9A Ironmonger Lane, London EC2V 8EY
                                              101 Collins Street, Melbourne 3000
                                2-1. Marunouchi; 1- Chome, Chiyoda-Ku, Tokyo 100
                                   Gloucester Tower, 11 Pedder Street, Hong Kong


                                                                  April 21, 1995

Panhandle Eastern Corporation,
  5400 Westheimer Court,
    Houston, Texas 77056.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $200,000,000 of debt securities (the "Securities") of Panhandle Eastern Corporation, a Delaware corporation (the "Company"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to the Securities so as not to violate any applicable law or result in a default


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Panhandle Eastern Corporation                                                -2-


under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.


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Panhandle Eastern Corporation                                                -3-


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                           Very truly yours,

                                           SULLIVAN & CROMWELL